Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated March 10, 2014

Fantex, Inc.

On March 5, 2014, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporter Claudia Cowan from Fox News (together, the “Emails”), the transcript of which is attached hereto as Annex A. The email exchange references the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) and the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”) of Fantex, Inc. (the “Vernon Davis Offering” and the “EJ Manuel Offering” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476 and 333-194256, respectively), as amended (the “Vernon Davis Registration Statement” and the “EJ Manuel Registration Statement” respectively, and collectively the “Registration Statements”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

•                  In the Emails, reporter Claudia Cowan questions, “I understand the IPO stock price for Vernon Davis is $10.00 per share. How much does a share of tracking stock cost for E.J. Manuel?” Gaby Asmus responds, “All Fantex IPO shares are priced at $10.” The Vernon Davis Offering and the EJ Manuel Offering are each priced at $10 per share. Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract. Holders of shares of the Company’s Fantex Series Vernon Davis will have no direct investment in Vernon Davis, his brand or the Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and the Company (the “Vernon Davis Brand Contract”). Holders of shares of the Company’s Fantex Series EJ Manuel will have no direct investment in EJ Manuel, his brand or the Brand Agreement effective as of February 14, 2014, by and between EJ Manuel, Kire Enterprises LLC and the Company (the “EJ Manuel Brand Contract”). An investment in a tracking stock will represent an ownership interest in the Company. The Company is offering Fantex Series Vernon Davis, a tracking stock intended to track and reflect the separate economic performance of the Vernon Davis brand, and Fantex Series EJ Manuel, a tracking stock intended to track and reflect the separate economic performance of the EJ Manuel brand. The Company has filed the Registration Statements with the SEC, but the Registration Statements have not yet become effective. Once the Vernon Davis Registration Statement or the EJ Manuel Registration Statement is effective, Fantex Brokerage Services LLC (“FBS”) will send an electronic notice informing potential investors that such registration statement is effective and that FBS may accept reservations for the associated shares in as little as three days. Until such reservations are accepted by FBS, investors will not hold any shares of Fantex Series Vernon Davis or Fantex Series EJ Manuel and will not be able to trade shares linked to the economic performance and value of the Vernon Davis Brand Contract or the EJ Manuel Brand Contract until the consummation of the associated initial public offering.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, expectations regarding the commencement or completion of the Offerings, prospects, plans, market opportunities and the trends that may affect the Company, Vernon Davis or EJ Manuel. The Company generally identifies forward-looking statements by words such as “intend,” “expect,” “may,” “will,” “should” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails dated March 5, 2014 between Fantex, Inc. and Claudia Cowan of Fox News

Publication: Fox News

Reporter: Claudia Cowan

Date: 3/5/14

Email (from Claudia Cowan/Fox News to Gaby Asmus/FP)

Date: 3/5/14

Time: 5:56 PM ET

Hi there-

Quick question.

I understand the IPO stock price for Vernon Davis is $10.00 per share.

How much does a share of tracking stock cost for E.J. Manuel?

Also $10.00?

Thanks,

Claudia

Email (from Gaby Asmus/FP to Claudia Cowan/Fox News)

Date: 3/5/14

Time: 6:44 PM ET

Hi Claudia,

All Fantex IPO shares are priced at $10, with deal valuation controlled by number of shares.

Does this help? I’m not an official Fantex spokesperson, so any quotes should be attribute to Buck French. Thank you!

Best

Gaby

Email (from Claudia Cowan/Fox News to Gaby Asmus/FP)

Date: 3/5/14

Time: 6:50 PM ET

Ok, great- thanks so much.

And to clarify, people can only buy tracking stock in Davis and Manuel, not in Foster (though he is still signed up with Fantex), is that right?

Thanks,

Claudia

Email (from Gaby Asmus/FP to Claudia Cowan/Fox News)

Date: 3/5/14

Time: 6:53 PM ET

At this time, investors can only place reservations for shares of Fantex Vernon Davis, but we have signed brand contacts with all three athletes. We can’t speak to timing for the other athletes at this point, but I’ll be sure to keep you in the loop.

Any other questions I can answer? Michael mentioned that the story was still a ways out, but we’re looking forward to it!

Best,

Gaby

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